Solid financial performance
despite substantial generic competition
Expansion of our unparalleled leadership position in Emerging Markets
Improved CHC
presence with key acquisitions in the U.S. and China
Successful launches of Jevtana
®
in the U.S. and Multaq
®
in EU exceeding
expectations
Ownership of 100% of Merial
and planned new JV with Intervet
Faster achievement of cost saving
targets
Sustained flow of financially disciplined business development activity
Significant advances in transforming our R&D
approach
Possible acquisition of Genzyme
Delivering on our Strategy
Exhibit (a)(5)(O)

2

genzyme

sanofi aventis

sanofi aventis
Because health matters

Sanofi-aventis Acquisition of Genzyme Would Be
Beneficial for Both Parties
Creates new platform for
sustainable growth further
increasing our biotech exposure
Expands footprint in attractive,
growing rare disease market
Increases our U.S. presence and
expands our R&D pipeline of Phase
II and Phase III products
Meets sanofi-aventis value creation
criteria
Preserves strong capital structure
and financial strength
Provides immediate value for all
shareholders
Captures the potential of
Genzyme’s business and pipeline
and shifts execution risk to sanofi-
aventis
Enhances Genzyme’s rare disease
business as a center of excellence
Creates more value for Genzyme’s
other product lines within a larger
company with global reach and
resources
As has been previously disclosed, representatives of sanofi-aventis and Genzyme have been engaged in discussions as to the differences between sanofi-aventis’ and Genzyme’s perspectives with respect to the value of Genzyme. These discussions have included using a potential Contingent Value
Right (CVR) (with milestone payments based upon FDA approval and certain sales thresholds) as part of a resolution of the parties’ differences with respect to value. The discussions are continuing, and Genzyme has been sharing certain non-public information with sanofi-aventis. Therefore, sanofi-
aventis and Genzyme have executed a Non-Disclosure Agreement with respect to such non-public information. There is no guarantee that these discussions will continue or that the parties will come to an agreement..

Expanding Growth Platforms in 2011
while Facing More Impact from Generics
No H1N1 sales
U.S. healthcare reform and EU price cuts
Full-year generic impact on Ambien® CR
and Lovenox® in the U.S. and Taxotere®
in EU
Uncertainty in the U.S. around generics
of Taxotere®, a 2
nd
generic of Lovenox®
and generics of Eloxatin®
(1)
Double digit sales growth projected for
our Growth Platforms
(2)
Emerging Markets to grow to 1/3 of
Group sales
Launch of Allegra®
OTC in U.S. and
Jevtana®
in EU
€2bn cost savings by end of 2011
Possible acquisition of Genzyme
(1) Generic makers (Teva, Fresenius Kabi (formerly Dabur), Sandoz, Mayne/Hospira, MN/Par, Actavis and Sun) required to cease selling in the
U.S. since June 30, 2010 but litigation continues.
(2) Emerging Markets, Diabetes Brands, Vaccines, Consumer Health Care, New Products and Animal Health - Note that Animal Health sales are not consolidated and therefore not reflected in the percentages representing our Growth Platforms.